Exhibit 2.1
ASSET PURCHASE AGREEMENT
among:
PCTEL, Inc.
a Delaware corporation
and
SIGMA WIRELESS TECHNOLOGY LIMITED
[Registered No. 346352]
a Scotland company
a corporation organized under the laws of Scotland
Dated as of August 14, 2008

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is entered into as of August 14, 2008, (“Effective Date”) by and among PCTEL, Inc., a Delaware corporation, having a principal place of business at 471 Brighton Drive Bloomingdale, Illinois 60108 (“Seller”); and Sigma Wireless Technology Limited, registered no. 346352, a corporation organized under the laws of Scotland, having a registered office at Campbell Dallas, Campbell House, 126 Drymen Road, Bearsden, Glasgow, G61 3RB (“Purchaser”).
Recitals
Whereas, Seller desires to sell and transfer certain assets to Purchaser, and Purchaser desires to purchase and acquire such assets, all as set forth below.
     NOW, THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Agreement
1. Purchase and Sale of Assets; Related Transactions.
     1.1 Sale of Assets.
Seller shall sell, assign, transfer, convey and deliver to Purchaser, at the Closing (as defined below), good, marketable and valid title to the assets (as defined below), free and clear of any encumbrances, liens and security interests on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Acquired Assets” shall solely consist of the finished goods and parts inventory, certain fixed assets (e.g., equipment and tooling) and intellectual property rights (e.g., drawings, schematics, bill of materials and customer and supplier lists) of Seller as listed on Schedule 1.1.
     1.2 Consideration.
As consideration for the Acquired Assets, Purchaser shall pay to Seller the sum of U.S. SIX HUNDRED FIFTY THOUSAND and no/100 DOLLARS (U.S. $650,000.00) as follows:
               (i) At the Closing, Purchaser shall pay to Seller the sum of U.S. One Hundred Thousand dollars (U.S. $100,000.00), (such sum, the “Closing Cash Amount”), in immediately available funds to an account designated by Seller in writing prior to the Closing, and,
               (ii) Four (4) payments, each in the sum of U.S. One Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars (U.S.$137,500.00), over the eighteen (18) month period following the Closing, as follows: The first payment shall be made on the six (6) month anniversary of the Closing; the second payment shall be made on the twelve (12) month anniversary of the Closing; the third payment shall be made on the fifteen (15) month anniversary of the Closing, and the final payment shall be made on the eighteen (18) month anniversary of the Closing. Each of the four (4) payments shall be made in immediately available funds to the account designated by Seller as discussed in Section 1.2 (i) above.
     1.3 Taxes, Fees and Charges. Seller and Purchaser shall each bear their respective sales taxes, use taxes, VAT, transfer taxes, customs fees, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that may become payable in connection with the sale and transfer of the Acquired Assets to Purchaser. The parties hereto shall cooperate with each other and use commercially reasonable efforts to minimize any of the aforementioned taxes, charges, fees or expenses, including but not limited to the transfer of all intellectual property by remote electronic transmission.
     1.4 Closing.
          (a) The closing of the sale of the Acquired Assets to Purchaser (the “Closing”) shall take place on the Effective Date.
          (b) At the Closing:
               (i) the Seller shall execute and deliver to the Purchaser the assignments and other documents, to assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired Assets free and clear of any encumbrances, liens and security interests; and
               (ii) Purchaser shall pay the Closing Cash Amount to Seller;
          (c) Following the Closing, Seller shall transfer or cause to be transferred and delivered to Purchaser all drawings, schematics and other documentation and materials in the possession or control of Seller that constitute the Acquired Assets, consistent with the timetable included on Schedule 1.1. Seller shall, where appropriate, transfer such materials to Purchaser via electronic transmission according to Purchaser’s instructions or other media.
2. Representations and Warranties of the Seller.
Seller represents and warrants as of the Closing Date, that each of the following representations and warranties is true and correct:
     2.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     2.2 Authority; Binding Nature of Agreements. Seller has the corporate power and authority to enter into and to perform its obligations under this Agreement.
     2.3 Title To Assets.
          (a) The Seller has good and valid title to the Acquired Assets free and clear of any encumbrances. Without limiting the generality of the foregoing, Seller has not assigned or otherwise transferred to any other person, firm or corporation any ownership or other exclusive right or interest in, or agreed to assign or otherwise transfer to any other person, firm or corporation any ownership or other exclusive right or interest in, the Acquired Assets. No claim or proceeding involving Seller is pending, or to the knowledge of Seller, threatened, in which the validity or enforceability of any Acquired Asset is being challenged or contested.
          (b) As of the Closing, no affiliate of the Seller will own, control or have custody of any Acquired Assets.
     2.4 Finished Goods
     The finished goods identified on Schedule 1.1 were manufactured consistent with the applicable product specifications.
3. Representations and Warranties of Purchaser.
Purchaser represents and warrants, to and for the benefit of Seller that each of the following representations and warranties is true and correct:
     3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Scotland.
     3.2 Authority; Binding Nature Of Agreements. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreements.
     3.3 Governmental and Other Authorizations. The execution, delivery and performance by Purchaser of the Agreement, and the consummation by it of the transactions contemplated hereby require no approval of any governmental authority on the part of Purchaser.
     3.4 Litigation; Compliance with Legal Requirements. There is no pending proceeding, and no person, firm or corporation has threatened in writing to commence any proceeding against Purchaser that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder.
4. DISCLAIMER OF WARRANTIES
     4.1 EXCEPT AS OTHERWISE EXPRESSLY IDENTIFIED IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE BEING SOLD AND TRANSFERRED “AS IS”, WITHOUT WARRANTY OF ANY KIND WHATSOEVER BY SELLER.
     4.2 SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
5. OTHER AGREEMENTS.
     5.1 Public Announcements. No press release or other public statement relating to this Agreement will be made by one party without the written consent of the other; provided that each may make such disclosures as are necessary to comply with any legal requirement or the request of any governmental body after making good faith efforts under the circumstances to consult in advance with the other.
     5.2 Further Actions. From and after the Closing, Seller shall cooperate with Purchaser and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request, for the purpose of completing the transactions contemplated hereunder.
     5.3 Confidentiality. Each party will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereunder pursuant to the terms of the Nondisclosure Agreement attached hereto as Exhibit “A” (the “Confidentiality Agreement”).
     5.5 Covenants Regarding Acquired Assets. If Seller reasonably believes that Schedule 1.1 inadvertently contained an asset unrelated to the underlying transaction and the Acquired Assets, Seller shall provide Purchaser with written notice thereof and request the prompt return of said asset.
     5.6 Warranty. Purchaser agrees to fulfill any warranty obligations which remain on goods relating to the Acquired Assets sold by Seller prior to the Effective Date.
     5.7 Expeditors. Purchaser agrees to assume, as of the Closing, all storage, service and other fees relating to that portion of the Acquired Assets maintained at Expeditors Finland Oy (or other storage facilities/freight forwarders) (collectively, “Expeditors”). Seller will provide Purchaser with copies of invoice(s) for such services rendered by Expeditors after the Closing, which invoice(s) shall be promptly paid by Purchaser. Seller and Purchaser will cooperate to have Expeditors transmit invoices directly to Purchaser for any and all services rendered from and after August 15, 2008 that relate to the Acquired Assets.
6. Conditions Precedent to the Purchaser’s Obligation to Close.
Purchaser’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):
     6.1 Accuracy Of Representations. The representations and warranties of Seller in this Agreement were true and correct on the date they were made and shall be true and correct on and as of the Closing.
     6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order or public announcement that such an action or order is imminent preventing the consummation of the transactions contemplated hereby shall have been issued by any governmental body.
     6.3 Performance Of Obligations.
The documents referred to in this Agreement shall have been executed by each of the parties thereto and delivered to Purchaser.

All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.
7. Conditions Precedent to the Seller’s Obligation to Close.
Seller’s obligation to sell and transfer the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):
     7.1 Accuracy Of Representations. The representations and warranties of Purchaser in this Agreement were true and correct on the date they were made and shall be true and correct on and as of the Closing.
     7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any governmental body.
     7.3 Purchaser’s Performance. All of the other covenants and obligations that Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing, considered individually and in the aggregate, shall have been complied with and performed in all material respects.
8. Miscellaneous Provisions.
     8.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out the transactions contemplated hereunder.
     8.2 Fees and Expenses. Each party to this Agreement shall bear and pay all of its respective fees, costs and expenses in connection with the negotiation, preparation and review of this or any other Agreement and all assignments and other documents delivered or to be delivered in connection with the transaction and/or the consummation and performance of the transaction.
     8.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile with confirmed answerback) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Seller:
PCTEL, Inc.
471 Brighton Drive
Bloomingdale, Illinois 60108
Attention: General Counsel
Telephone No.: (630) 339 2110
Facsimile No.: (630 372 6851)
if to the Purchaser, marked PRIVATE & CONFIDENTIAL:
Gordon Campbell
c/o Dynamic Concepts (International) Ltd.
Ingram House
227 Ingram Street
Glasgow, G1 1DA
     8.4 Time Of The Essence. Time is of the essence of this Agreement.
     8.5 Headings. The bold headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     8.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     8.7 Governing Law; Venue.
     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Illinois without giving effect to principles of conflicts of laws.
     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the County of Cook, Chicago, Illinois or in any federal court located in the Northern District of Illinois.
     8.8 Successors And Assigns; Parties In Interest.
This Agreement shall be binding upon Seller and its successors and assigns, if any; and Purchaser and its successors and assigns, if any.
     8.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative. and the parties hereto agree that in the event of any breach or threatened breach by any party hereto of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it), to a decree or order of specific performance.

     8.10 Epidemic Defect and Limitation of Liability. SELLER’S MAXIMUM AGGREGATE LIABILITY TO PURCHASER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO (A) LIABILITY FOR EPIDEMIC DEFECTS IN THE MANNER DESCRIBED IN THIS SECTION 8.10, AND (B) LIABILITY FOR BREACH OF SECTION 2.3 IN THE MANNER DESCRIBED IN SECTION 8.11 BELOW.
For purposes of this Agreement, an Epidemic Defect is defined as a manufacturing defect(s) that (a) occurs in finished goods (i.e., finished goods listed on Schedule 1.1 and/or previously sold goods still under warranty as of the Effective Date) having an aggregate Actual Replacement Cost in excess of five percent (5%) of the value of the finished goods listed on Schedule 1.1, within the twelve (12) month period following the Closing, and (b) has been confirmed technically by Seller and Purchaser (subsequent to Purchaser shipping the defective goods to Seller for inspection and testing). In the event of an Epidemic Defect during said twelve (12) month period, Seller shall reimburse Purchaser the lesser of (i) the Actual Replacement Cost of defective finished goods over and above said five percent (5%) amount, and (ii) $150,000.00. For purposes of this Agreement, the term “Actual Replacement Cost” shall mean the aggregate Schedule 1.1 cost of the finished goods listed on Schedule 1.1 used to replace the defective finished goods (i.e., finished goods are first to be obtained from available quantities of finished goods listed on Schedule 1.1). To the extent that additional finished goods need to be manufactured from raw materials to replace defective finished goods, the Actual Replacement Cost shall be the costs of such Schedule 1.1 components needed to manufacture the remaining quantity of finished goods to replace the defective finished goods. THE FOREGOING PROVISIONS OF THIS SECTION 8.10 STATE THE ENTIRE LIABILITY OF SELLER AND THE SOLE REMEDY OF PURCHASER WITH RESPECT TO EPIDEMIC DEFECTS.
     8.11 Indemnification.
     (a) Seller shall defend Purchaser and its officers, directors and employees in any lawsuit and pay any damages finally awarded (including but not limited to reasonable attorneys’ fees) arising out of any third party claim alleging a breach by Seller of Section 2.3 above. SELLER’S MAXIMUM AGGREGATE LIABILITY TO PURCHASER RELATED TO THE FOREGOING SHALL BE LIMITED TO FIVE (5%) PERCENT OF THE TOTAL AMOUNT PAID BY PURCHASER TO SELLER HEREUNDER. THE FOREGOING STATES THE ENTIRE LIABILITY OF SELLER, AND THE SOLE REMEDY OF PURCHASER, WITH RESPECT TO ANY ACTUAL OR ALLEGED CLAIM FOR BREACH OF SECTION 2.3 RELATING TO THE ACQUIRED ASSETS. ANY CLAIM FOR SUCH BREACH MUST BE MADE DURING THE SIX (6) MONTH PERIOD FOLLOWING THE CLOSING.
     (b) Purchaser shall defend Seller and its officers, directors and employees from and against all claims, losses, liabilities, damages, obligations, costs and expenses that are incurred by or asserted against the Seller in connection with, related to, or arising from any breach by Purchaser of a covenant, agreement or warranty contained herein, or claims, liabilities, duties and obligations of the Purchaser, including without limitation, liabilities or claims arising in connection with the Acquired Assets due to Purchaser’s actions or omissions after the Closing.

     8.12 Waiver. No failure on the part of any person, firm or corporation to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person, firm or corporation in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     8.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.
     8.14 Severability. In the event that any provision of this Agreement shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     8.15 Entire Agreement. The Agreements referenced herein set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
     8.16 No Setoff. The parties hereto agree that any payments required to be made by any party pursuant to this Agreement shall be made without any withholding, deduction or set-off, and each party hereto agrees not to assert a right of set-off with respect to any such payments at common law or otherwise.
     8.17 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules and Exhibits to this Agreement.
     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered as of August 14, 2008.

PCTEL, Inc.

By:

	Name:	/s/ Martin H. Singer

	Title:	Chief Executive Officer

SIGMA WIRELESS TECHNOLOGY LIMITED

By:

	Name:	/s/ Gordon Campbell

	Title:	Chief Executive Officer